Exhibit 2.02

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PROOFPOINT, INC.,
SAINT ACQUISITION CORP.,
SENDMAIL, INC.
AND
FORTIS ADVISORS LLC, AS EFFECTIVE TIME HOLDERS’ AGENT
OCTOBER 1, 2013

EXHIBITS
Exhibit A    -    Payoff Letter
Exhibit B-1    -    List of Initial Signatories to Company Stockholder Consent
Exhibit B-2    -    Form of Company Stockholder Consent
Exhibit C    -    Form of Certificate of Merger
Exhibit D    -    Form of Escrow Agreement
Exhibit E    -    Form of IRS Notice
Exhibit F    -    Form of FIRPTA Notice
Exhibit G    -    Form of Legal Opinion

Schedule A    -    Required Employees
Schedule B    -    Termination Obligations
Schedule C    -    Certain Items Related to the Definition of Material Adverse Effect
Schedule 1.1        Special Termination Payment

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 1, 2013 (the “Agreement Date”), by and among Proofpoint, Inc., a Delaware corporation (“Acquiror”), Saint Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Sendmail, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company solely in its capacity as Effective Time Holders’ Agent.
RECITALS
A.    The Boards of Directors of each of the Company, Merger Sub and Acquiror have determined that it would be advisable and in the best interests of their respective companies and the securityholders of their respective companies for Merger Sub to merge with and into the Company in a statutory reverse-triangular merger (the “Merger”), with the Company to survive the Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions and agreements contemplated by this Agreement.
B.    Pursuant to the Merger, among other things, certain issued and outstanding shares of the Company’s capital stock shall be converted into the right to receive cash in the manner set forth herein.
C.    Concurrently with the execution of this Agreement, and as a material inducement to the willingness of Acquiror to enter into this Agreement, each of the employees of the Company set forth on Schedule A to this Agreement has executed employment offer letters, proprietary information and invention assignment agreements and non-competition and non-solicitation agreements with Acquiror (each, an “Employment Agreement”).
D.    Concurrently with the execution of this Agreement, and as a material inducement to the willingness of Acquiror to enter into this Agreement, each of the Company Debtholders has executed and delivered to Acquiror a payoff letter (each, a “Payoff Letter”) in substantially the form attached hereto as Exhibit A and each holder of Bank Debt has executed and deliver to Acquiror a payoff letter (collectively “Bank Payoff Letters”).
E.    Immediately following the execution and delivery of this Agreement, the Company will secure from each Company Stockholder listed on Exhibit B-1, or their proxyholder(s), a written consent substantially in the form attached hereto as Exhibit B-2 (a “Company Stockholder Consent”) approving the Merger and approving and adopting this Agreement.
F.    The Company, Merger Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER
1.2    Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the fifth decimal place.
“Acquiror” is defined in the Preamble.
“Acquiror Related Agreements” is defined in Section 3.1.
“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Acquiror) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means (a) a merger, consolidation or other business combination of the Company or any Subsidiary, (b) a restructuring, recapitalization or liquidation of the Company or any Subsidiary or (c) an acquisition or disposition of any stock or material assets of the Company or any Subsidiary. For the avoidance of doubt, it is hereby clarified and agreed that conversion of any outstanding shares of Company Preferred Stock into shares of Company Common Stock, in accordance with the terms of the Company Preferred Stock and the Company’s certificate of incorporation shall not be deemed to be an Acquisition Transaction.
“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.
“Agreement” is defined in the Preamble.
“Agreement Date” is defined in the Preamble.
“Ancillary Agreements” means the Escrow Agreement, the Payoff Letters, the Bank Payoff Letters and the other certificates delivered by the Company pursuant to this Agreement.
“Bank Debt” means all indebtedness of the Company and any Subsidiary for money borrowed, whether short- or long-term, inclusive of any accrued interest and prepayment penalties, termination charges or change-of-control payments arising out of (a) that certain Loan and Security Agreement, dated January 31, 2013, by and between Gold Hill Capital 2008, L.P. and the Company, (b) that certain Subordinated Revenue Loan and Security Agreement, dated July 10, 2012, by and between the Company and Decathlon Alpha, L.P., and (c) that certain Second Amended and Restated Loan and Security Agreement, dated as of July 10, 2012, by and between the Company and Silicon Valley Bank.
“Bank Payoff Letter” is defined in the Recitals.
“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.
“California Law” means the California Corporations Code.
“Certificate of Merger is defined in Section 1.2.

“Closing” is defined in Section 1.3.
“Closing Date” is defined in Section 1.3.
“Closing Payment” means the aggregate amount equal to (a) the Total Merger Consideration minus (b) the Escrow Cash, minus (c) the Expense Fund.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.
“Company Authorizations” is defined in Section 2.7(b).
“Company Balance Sheet” is defined in Section 2.9(a).
“Company Balance Sheet Date” is defined in Section 2.9(a).
“Company Board” shall mean the board of directors of the Company.
“Company Capital Stock” means the capital stock of the Company.
“Company Common Stock” means the Common Stock, par value of $0.0001 per share, of the Company.
“Company Debtholder” means each holder of Funded Indebtedness.
“Company Debtholder Amount” means, with respect to each Company Debtholder, an amount equal to (a) the aggregate amount outstanding and owed to such Company Debtholder with respect to such Company Debtholder’s Preferred Debt as set forth on the Spreadsheet plus (b) the product of (i) the aggregate amount outstanding and owed to such Company Debtholder with respect to all Funded Indebtedness (other than the Preferred Debt) as of the Closing Date as set forth on the Spreadsheet multiplied by (ii) the Company Debtholder Discount.
“Company Debtholder Closing Amount” means, with respect to each Company Debtholder, (a) such Company Debtholder’s Company Debtholder Amount minus (b) such Company Debtholder’s Company Debtholder Escrow Amount minus (c) such Company Debtholder’s Company Debtholder Expense Fund Amount.
“Company Debtholder Discount” means the quotient of (a) (i) the Total Merger Consideration minus (ii) the Total Preferred Debt, divided by (b) (i) the total amount of Funded Indebtedness minus (ii) the Total Preferred Debt.
“Company Debtholder Escrow Amount” means, with respect to each Company Debtholder, (a) such Company Debtholder’s Pro Rata Percentage multiplied by (b) the Escrow Cash.
“Company Debtholder Expense Fund Amount” means with respect to each Company Debtholder, (a) such Company Debtholder’s Pro Rata Percentage multiplied by (b) the Expense Fund.
“Company Disclosure Schedule” is defined in Article II.
“Company Financial Statements” is defined in Section 2.9(a).

“Company Indebtedness” means all indebtedness of the Company and any Subsidiary for money borrowed, whether short- or long-term, inclusive of any accrued interest and prepayment penalties, termination charges or change-of-control payments, but excluding trade payables and other similar liabilities.
“Company IP Rights” is defined in Section 2.8(a)(ii).
“Company-Owned IP Rights” is defined in Section 2.8(a)(iii).
“Company Net Working Capital” means an amount equal to (a) the Current Assets minus (b) the Current Liabilities.
“Company Net Working Capital Adjustment Amount” means, (a) in the event that the Company Net Working Capital is a negative number, an amount equal to the absolute value of the Company Net Working Capital and (b) in the event that the Company Net Working Capital is a positive number, an amount equal to zero.
“Company Net Working Capital Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date and certifying the amount of Company Net Working Capital, including an itemized list of each asset and liability reflected therein, and each other element of the Company Net Working Capital.
“Company Optionholder” means a holder of Company Options as of immediately prior to the Effective Time.
“Company Option Plan” means each stock option plan, program or arrangement of the Company, collectively, including the Company’s 2010 Equity Incentive Plan.
“Company Option Share” means a share of Company Common Stock that is subject to a Company Option as of immediately prior to the Effective Time.
“Company Options” means options to purchase shares of Company Capital Stock, whether or not issued under the Company Option Plan.
“Company Preferred Stock” means the Company Series B Preferred Stock and the Company Series C Preferred Stock, collectively.
“Company Products” is defined in Section 2.8(a)(vi).
“Company Registered Intellectual Property” is defined in Section 2.8(a)(iv).
“Company Representatives” means the directors, officers, employees, stockholders, affiliates, financial advisors, attorneys, accountants or other representatives of the Company or any Subsidiary.
“Company Series B Preferred Stock” means the Series B Preferred Stock, par value of $0.0001 per share, of the Company.
“Company Series C Preferred Stock” means the Series C Preferred Stock, par value of $0.0001 per share, of the Company.

“Company Source Code” is defined in Section 2.8(a)(vii).
“Company Stockholder Approval” is defined in Section 1.4(a)(xii).
“Company Stockholder Consent” is defined in the Recitals.
“Company Stockholders” means the holders of Company Capital Stock.
“Company Warrants” means warrants to purchase shares of Company Capital Stock.
“Confidential Information” is defined in Section 2.8(b)(xxi).
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated June 6, 2013, by and between the Company and Acquiror.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date.
“Current Assets” means the Company’s consolidated total current assets (as defined by and determined in accordance with GAAP) minus the deferred costs of sales associated with deferred revenue.
“Current Liabilities” means the Company’s consolidated total current liabilities (as defined by and determined in accordance with GAAP) as of the Closing Date; provided, however, that Current Liabilities shall exclude (a) deferred revenue incurred in the ordinary course of business, (b) Funded Indebtedness and (c) except as set forth below with respect to the Termination Payment, severance amounts, redundancy payments or other termination related payments paid or payable to those employees set forth Schedule B to this Agreement; provided, further, that Current Liabilities shall include all (w) all severance amounts (inclusive of benefits) paid or payable to that certain employee of the Company set forth on Schedule 1.1 to this Agreement, including any employer tax obligations associated with such severance (the “Termination Payment”), (x) unpaid Other Indebtedness as of the Closing Date, whether short- or long-term in nature, (y) unpaid Transaction Expenses as of the Closing Date and (z) any unpaid Taxes with respect to the period of time ending on the Closing, other than Taxes resulting from any Code Section 338 election made pursuant to Section 6.4(c).
“Delaware Law” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law or California Law in connection with the Merger.
“Effective Time” is defined in Section 1.5.
“Effective Time Holders” means the Company Debtholders as of immediately prior to the Effective Time.
“Effective Time Holders’ Agent” is defined in the Preamble.
“Effective Time Holders’ Agent Expenses ” is defined in Section 8.7(c).

“Employment Agreement” is defined in the Recitals.
“Encumbrances” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset), except in each case for the Permitted Encumbrances.
“Escrow Agent” is defined in Section 1.4(a)(ii).
“Escrow Cash” means an amount of cash equal to (a) the Escrow Percentage multiplied by (b) the sum of (i) the Total Merger Consideration and (ii) the amount of the Bank Debt.
“Escrow Fund” is defined in Section 1.13.
“Escrow Agreement” is defined in Section 1.13.
“Escrow Percentage” means 15%.
“Expense Fund ” is defined in Section 8.7(g).
“Fundamental Representations” is defined in Section 8.2(a).
“Funded Indebtedness” means all indebtedness of the Company and any Subsidiary for money borrowed, whether short- or long-term, inclusive of any accrued interest and prepayment penalties, termination charges or change-of-control payments arising out of those certain convertible promissory notes issued pursuant to (a) that certain Note and Warrant Purchase Agreement, dated July 10, 2008, (b) that certain Note and Warrant Purchase Agreement, dated July 30, 2009 or (c) that certain Note Purchase Agreement, dated September 28, 2012 (the notes referred to in clause “(c)” will be referred to herein as the “Preferred Debt”).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any share exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
“Hazardous Materials” is defined in Section 2.24.
“Intellectual Property” is defined in Section 2.8(a)(i).
“J.A.M.S.” is defined in Section 8.6(c).
“Knowledge” of the Company or any of its Subsidiaries with respect to any fact or matter means the actual knowledge of Glen Vondrick, Gregory Shapiro, Stephanie Nevin, Ian Emery, Ozi Suemasa, Jim Seaman, Kevin Leusing and Barry Shurtz of a particular fact or other matter, after due inquiry of (a) the

Company employees who directly report to such individuals and who manage or have management level responsibility and/or authority for the functions relevant to the matter in question and (b) the books and records of such individual (including email) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities for the Company or such Subsidiary, as applicable (“known to the Company” shall have the correlative meaning); “Knowledge” of Acquiror or Merger Sub with respect to any fact or matter means the actual knowledge of Acquiror’s or Merger Sub’s officers of a particular fact or other matter after due inquiry.
“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or business.
“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (a) be or become materially adverse in relation to the near-term or longer-term financial condition, assets (including intangible assets) and liabilities (taken together), business, operations or results of operations of such entity, taken as a whole, or (b) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements, provided, however, that any Effect directly resulting from any of the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether there has occurred a Material Adverse Effect): (i) changes in general U.S. or global economic conditions (to the extent that such changes do not affect such entity (taken as a whole) disproportionately as compared to such entity’s competitors); (ii) changes generally affecting the industry in which such entity operates (to the extent that such changes do not affect such entity (taken as a whole) disproportionately as compared to such entity’s competitors); (iii) any acts of terrorism, military action or war (to the extent that that such acts do not affect such entity (taken as a whole) disproportionately as compared to such entity’s competitors); (iv) changes in Legal Requirements or GAAP (or any interpretation of GAAP) after the date hereof generally affecting the industry in which such entity operates (provided that such changes do not affect such entity (taken as a whole) disproportionately as compared to such entity’s competitors); (v) the taking of any action expressly required by this Agreement or the failure to take any action expressly prohibited by this Agreement; (vi) any failure to meet internal projections or forecasts of revenues, net income or any other metric of financial performance; or (vii) the matters set forth in Schedule C.
“Material Contract” is defined in Section 2.16(a).
“Merger” is defined in the Recitals.
“Merger Sub” is defined in the Preamble.
“Open Source Materials” is defined in Section 2.8(b)(xxii).
“Other Indebtedness” means Company Indebtedness that is not Funded Indebtedness.

“Paying Agent” is defined in Section 1.14(a).
“Payoff Letter” is defined in the Recitals.
“PEO AGREEMENT” shall mean the Services Requisition Form between TriNet HR Corporation (“Trinet”) and the Company, dated November 15, 2012.
“PEO Benefit Plan” means an employee benefit plan that is sponsored by TriNet under which a current employee of the Company or any Subsidiary may be eligible to receive benefits in connection with the Company’s engagement of TriNet pursuant to the PEO Agreement. For purposes of clarity, representations and warranties in this Agreement regarding a PEO Benefit Plan shall be limited to events, conditions and circumstances related to participation in such plan by an employee of the Company or any Subsidiary.
“Permitted Encumbrances” means (a) statutory liens for Taxes that are not yet due and payable or not yet delinquent and liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens and (e) non-exclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
“Personal Information” means information in the possession or under the control of the Company or any Subsidiary regarding any Person.
“Pro Rata Percentage” means, with respect to each Effective Time Holder, the quotient (expressed as a percentage) of (a) the portion of the Total Merger Consideration receivable by such Effective Time Holder at the Effective Time, divided by (b) the Total Merger Consideration received by all Effective Time Holders.
“Purchase Price” means $23,000,000.
“Significant Customer” is defined in Section 2.19(a).
“Significant Supplier” is defined in Section 2.19(b).
“Spreadsheet” means a certified spreadsheet to be delivered by the Company at, or prior to, the Closing including all of the following information as of the Closing: (a) the names of the Company Debtholders; (b) the amount of Funded Indebtedness owed to each Company Debtholder, and the address and wiring instructions for payment of such Funded Indebtedness; (c) the calculation of the Total Merger Consideration, the Company Net Working Capital, the total amount of Funded Indebtedness, the Company Debtholder Amount for each Company Debtholder, the Company Debtholder Closing Amount for each Company Debtholder, the Company Debtholder Escrow Amount for each Company Debtholder, the Company Debtholder Expense Fund Amount for each Company Debtholder, and the aggregate Escrow Amount; (d) each Effective Time Holder’s Pro Rata Percentage and the interest in dollar terms of each

Effective Time Holder in the Escrow Cash and Expense Fund; (e) each of the unpaid and outstanding Transaction Expenses and the Person to whom such Transaction Expenses are owed and the address of such party; and (f) the name of the holders of Bank Debt and the amount of Bank Debt payable to each such Person.
“Subsidiary” means, with respect to the Company, any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“Surviving Corporation” is defined in Section 1.2.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, capital gains, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital shares, profits, license, registration, withholding, payroll, social security (or equivalent) employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Return” means any return, consolidated return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.
“Termination Date” is defined in Section 7.1(b).
“Third Party Intellectual Property” is defined in Section 2.8(a)(v).
“Total Merger Consideration” means (a) the Purchase Price minus (b) the Company Net Working Capital Adjustment Amount.
“Total Preferred Debt” means the aggregate amount outstanding and owed to all Company Debtholders with respect to all Preferred Debt, as set forth on the Spreadsheet.
“Transaction Expenses” means, whether or not billed or accrued, (A) all third party fees and expenses incurred or payable by the Company in connection with this Agreement and the transactions contemplated hereby, and (B) any change of control or other similar bonus payments payable by the Company or any of its Subsidiaries to employees, directors and consultants upon the consummation of the Merger, including any employer Tax obligations associated with such payments, excluding the Termination Payment.
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2    The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.
1.3    Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place within two (2) Business Days following the satisfaction of all closing conditions and the availability of all closing deliveries under Section 1.4 at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
1.4    Closing Deliveries and Conditions.

(a)The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:
(i)the Company Stockholder Consent executed by each Company Stockholder listed on Exhibit B-2, or their proxyholder(s);

(ii)a counterpart to the Escrow Agreement, in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and executed by the Effective Time Holders’ Agent and Wells Fargo Bank, N.A. (the “Escrow Agent”);

(iii)FIRPTA documentation, comprised of (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit E, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit F, dated as of the Closing Date and executed by the Company;

(iv)resignations from each of the directors and each of the officers of the Company and each Subsidiary in office immediately prior to the Closing;

(v)a Certificate of Status from the Secretary of State of the State of Delaware, the Secretary of State of the State of California and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within seven days prior to the Closing Date, and certifying that the Company is in good standing (to the extent such jurisdiction recognizes such concept) and, to the extent provided by such certificate and in such jurisdiction, that all applicable state franchise or similar Taxes and fees of the Company through and including the date of the certificate have been paid;

(vi)the Company Net Working Capital Certificate;

(vii)evidence satisfactory to Acquiror of the consent to assignment of any Person whose consent to assignment may be required in connection with the Merger or any other transaction contemplated by this Agreement under the Contracts listed or described on Schedule 1.4(a)(vii) hereto;

(viii)the minute book of the Company;

(ix)the Company Financial Statements;

(x)a counterpart to the form of the Employment Agreements, executed by (A) each of the employees of the Company set forth on Schedule A to this Agreement (none of which shall have been revoked) and (B) not less than 75% of the employees of the Company offered employment by Acquiror prior to the date of this Agreement (a sufficient number of which shall not have been revoked to ensure that Acquiror has unrevoked Employment Agreements with not less than 75% of the employees of the Company offered employment by Acquiror);

(xi)the Spreadsheet and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

(xii)a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) the Company’s certificate of incorporation, (B) the Company’s bylaws, (C) board resolutions of the Company approving the Merger and this Agreement and terminating the Company’s 401(k) plan prior to the Closing, and (D) stockholder consents adopting this Agreement, which consents shall represent approval by Company Stockholders holding not less than 85% of the outstanding Company Capital Stock (such stockholder consent threshold, the “Company Stockholder Approval”);

(xiii)a Payoff Letter, duly executed by each Company Debtholder and a Bank Payoff Letter, in a form reasonably acceptable to Acquiror, duly executed by each holder of Bank Debt;

(xiv)an invoice (each, a “Vendor Invoice”) from each Person to whom Transaction Expenses are owed, as set forth on the Spreadsheet, which shall state the amount owed to such Person and shall indicate that, upon payment of the stated amount, all outstanding obligations of the Company and the Subsidiaries to such Person shall be satisfied and paid in full; and

(xv)the legal opinion of Cooley LLP, counsel to the Company, in the form attached hereto as Exhibit G.

(b)Acquiror shall deliver to the Company, at or prior to the Closing, (i) a counterpart to the Escrow Agreement, in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and executed by Acquiror and the Escrow Agent; and (ii) a certificate, dated as of the Closing Date and executed on behalf of Acquiror by its Secretary, certifying that the board of directors of Acquiror has approved this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)In addition to receipt of the items set forth in Section 1.4(a)(i)-(a)(xv)(receipt of any one or more of which may be waived by Acquiror in writing), each of the following shall also be a condition to Acquiror and Merger Sub’s obligation to close (satisfaction of any one or more of which may be waived by Acquiror in writing): (i) since the date of the Merger Agreement, there shall not have been a Material Adverse Effect with respect to the Company; (ii) the Company’s representations herein shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date (except as to representations made as of a specific date which shall be true as of such date) and Acquiror will have received a certificate dated as of the Closing Date to such effect executed on behalf of the Company by the Company’s Chief Executive Officer; (iii) the Company shall have performed its covenants herein in all material respects; (iv) no material litigation shall be pending or threatened against the Company, that will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement; (v) the Company shall have terminated the Non-Continuing Employees in accordance with Section 6.6; (vi) on or prior to the Closing Date, the Company shall have paid in full, or shall have caused a Subsidiary of the Company to pay in full, all accrued but unused vacation time and other paid-time-off previously owed to employees of the Company or any Subsidiary of the Company based in the United States, whether or not such employees are offered employment by Acquiror in connection with the Closing; and (vii) there shall not have been issued, enacted or adopted, or threatened in writing by any Governmental Entity, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

(d)Each of the following shall be a condition to the Company’s obligation to close (receipt of any one or more of which may be waived by the Company in writing): (i) Acquiror’s representations herein shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date (except as to representations made as of a specific date, which shall be true as of such date and except for representations the breach of which would not affect or delay the Acquiror’s ability to consummate the Merger in accordance herewith) and the Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquiror by Acquiror’s Chief Executive Officer; (ii) Acquiror shall have performed its covenants herein in all material respects; (iii) no litigation or proceeding will be pending or threatened that will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement; and (iv) there shall not have been issued, enacted or adopted, or threatened in writing by any Governmental Entity, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

1.5    Effective Time. At the Closing, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).

1.6    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Company, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Company.

1.7    Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended in its entirety to read as the certificate of incorporation of Merger Sub immediately prior to the Effective Time, until thereafter amended as provided by Delaware Law, and (ii) the bylaws of the Company shall be amended in their entirety to read as the bylaws of Merger Sub immediately prior to the Effective Time, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Company and such bylaws.

1.8    Directors and Officers. At the Effective Time, (i) the members of the board of directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Company Board immediately after the Effective Time until their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Company immediately after the Effective Time until their respective successors are duly appointed.

1.9    Effect on Company Capital Stock, Company Options and Company Warrants.

a.Company Series C Preferred Stock. On the terms and subject to the conditions set forth in this Agreement and without any action on the part of any Company Stockholder, at the Effective Time each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders (other than Dissenting Shares) shall be cancelled and extinguished without any present or future right to receive any portion of the Purchase Price or any other consideration, there being insufficient funds to qualify such shares for any distribution in accordance with the Company’s certificate of incorporation.

b.Company Series B Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished without any present or future right to receive any portion of the Purchase Price or any other consideration, there being insufficient funds to qualify such shares for any distribution in accordance with the Company’s certificate of incorporation.

c.Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished without any present or future right to receive any portion of the Purchase Price or any other consideration, there being insufficient funds to qualify such shares for any distribution in accordance with the Company’s certificate of incorporation.

d.Company Options. Immediately prior to the Effective Time, all Company Options shall accelerate and become exercisable in full and, at the Effective Time, each Company Option issued and outstanding that remains unexercised immediately prior to the Effective Time shall be cancelled and extinguished without any present or future right to receive any portion of the Purchase Price or any other consideration.

e.Company Warrants. No Company Warrants, whether vested or unvested, shall be assumed by Acquiror in the Merger, and at the Effective Time, each Company Warrant will, by virtue of the Merger and without any further action on the part of any holder thereof, be cancelled and extinguished without any present or future right to receive any consideration in connection with the Merger or otherwise.

f.Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of the capital stock of the Surviving Corporation (and the shares of the capital stock of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of the capital stock of the Surviving Corporation.

g.Treatment of Company Common Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

h.Rights Not Transferable. The rights of the Effective Time Holders as of immediately prior to the Effective Time are personal to each such Company Stockholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

i.Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

j.Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquiror to the Company Debtholders or any other Person pursuant to the Merger exceed the sum of (i) the Total Merger Consideration and (ii) the Bank Debt, except for payment and other consideration payable to employees of the Company or any of its Subsidiaries pursuant to individual employment agreements, including any equity incentives that may be payable to such employees pursuant to the terms of such employment agreements. For purposes of clarity, the foregoing sentence shall not limit or derogate the rights of the D&O Indemnified Parties pursuant to Section 5.2

1.10    Payment of Funded Indebtedness. Subject to the Closing and upon the terms and conditions of this Agreement, and subject to receipt from such Company Debtholder of a Payoff Letter, Acquiror shall pay, or cause to be paid, to each Company Debtholder, at or within one (1) Business Day after the later of the Closing and receipt of the Payoff Letter, by wire transfer of immediately available funds to an account designated by such Company Debtholder in the applicable Payoff Letter, such Company Debtholder’s Company Debtholder Closing Amount, which together with the right to receive any cash payable to such Company Debtholder pursuant to Section 8.3 hereof and the Escrow Agreement upon the release of the Escrow Fund, if any, shall be in full satisfaction of such Company Debtholder’s Funded Indebtedness.

1.11    Payment of Bank Debt. Subject to the Closing and upon the terms and conditions of this Agreement, and subject to receipt from each holder of Bank Debt of a Bank Payoff Letter, Acquiror shall pay, or cause to be paid, to each holder of Bank Debt, at the Closing, by wire transfer of immediately available funds to an account designated by such holder of Bank Debt in the applicable Bank Payoff Letter, such holder’s Bank Debt, as specified in the Spreadsheet, which shall be in full satisfaction of such holder’s Bank Debt.

1.12    Payment of Transaction Expenses. Subject to the Closing and upon the terms and conditions of this Agreement, Acquiror shall pay to each Person to whom the Company owes Transaction Expenses, at or as promptly as practicable (but in any event within one day) after the Closing, by wire transfer of immediately available funds to an account designated by such Person in the applicable Vendor Invoice, the amount due and payable to such Person pursuant to the applicable Vendor Invoice.

1.13    Deposit of Escrow Cash with Escrow Agent. As soon as reasonably practicable after the Closing Date (but in any event within one (1) Business Day after the Closing Date), Acquiror shall cause to be deposited with the Escrow Agent the Escrow Cash, such deposit to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in an Escrow Agreement by and among Acquiror, the Escrow Agent and the Effective Time Holders’ Agent (the “Escrow Agreement”). The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person) for any Indemnifiable Damages (as such term is defined in Section 8.1 below) pursuant to the indemnification obligations of the Effective Time Holders and shall be subject to the possibility of a reduction pursuant to the terms of ARTICLE VIII hereof.

1.14    Paying Agent.

a.Paying Agent. Wells Fargo Bank, N.A. shall act as the paying agent (the “Paying Agent”) in the Merger.

b.Acquiror to Cause Deposit of Cash. At or prior to the Closing, Acquiror or a Subsidiary shall deliver to the Paying Agent for distribution in accordance with this ARTICLE I, the cash payable to the Company Debtholder pursuant to Section 1.10 (which, for the avoidance of doubt, excludes the portion of the Escrow Cash attributable to such Company Debtholders).

1.15    Withholding Rights. Acquiror and the Company shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Company Debtholder such amounts as Acquiror or the Company are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of applicable Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.16    Appraisal Rights. Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Purchase Price set forth in Section 1.9, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law or California Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the amounts payable pursuant to Section 1.9 in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.14, following the satisfaction of the applicable conditions set forth in Section 1.14, the applicable portion of the Purchase Price as if such shares never had been Dissenting Shares. The Company shall provide to Acquiror (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to Delaware Law or California Law and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to such demands under Delaware Law or California Law. Subject to Section 8.1, the payout of consideration under this Agreement to the Effective Time Holders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.16 and under Delaware Law or California Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law or California Law by any other Company Stockholder.

1.17    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) (which disclosures (i) shall be deemed to qualify the corresponding section or subsection of this Agreement, it being understood that a disclosure in a particular section or subsection of the Company Disclosure Schedule will also be deemed to qualify any other section or subsection of this Agreement if it is reasonably apparent on the face of such disclosure that such disclosure is intended to qualify such section or subsection and (ii) shall in any event also be deemed to be representations and warranties made by the Company to Acquiror under this ARTICLE II), the Company represents and warrants to Acquiror as of the date of this Agreement and as of the Closing Date as follows:
2.1    Organization, Good Standing, Corporate Power and Qualification. Each of the Company and each Subsidiary is a corporation duly incorporated and organized, and is validly existing and in good standing, under the laws of its jurisdiction of incorporation or organization. The Company and each Subsidiary has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is presently being conducted, and the Company has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by the Company under this Agreement. The Company and each Subsidiary is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on the Company or such Subsidiary.

2.2    Capitalization.

a.As of the execution of this Agreement, the authorized capital stock of the Company consists of (i) 815,000,000 shares of Company Common Stock, of which 450,647,013 shares are issued and outstanding as of the Agreement Date; and (ii) 160,026,472 shares of Company Preferred Stock, of which (1) 26,472 are designated as Series B Preferred Stock, none of which shares are issued and outstanding; and (2) 160,000,000 are designated as Series C Preferred Stock, none of which are issued and outstanding. Section 2.2(a) of the Company Disclosure Schedule sets forth a complete list, as of the Agreement Date, of (i) the name of all holders of Company Capital Stock, and (ii) the number of shares held by each such holder. As of the Agreement Date, no claim has been made or, to the Knowledge of the Company, threatened to the Company, asserting that any Person other than a Person listed on Section 2.2(a) of the Company Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including Company Options and Company Warrants) of, or any other voting, equity or ownership interest in, the Company or that any person listed on Section 2.2(a) of the Company Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, other than the number and class of securities set forth on such schedules, any securities (including options and warrants) of, or any other voting, equity or ownership interest in, the Company.

b.The Company has reserved 190,496,061 shares of Company Common Stock for issuance to employees, non-employee directors, advisors, and consultants pursuant to the Company Option Plans, of which 108,340,180 shares are subject to outstanding and unexercised Company Options, and 22,035,911 shares remain available for issuance thereunder. Section 2.2(b) of the Company Disclosure Schedule sets forth a complete list, as of the Agreement Date, of (i) the name of all holders of Company Options, and (ii) the number of Company Options held by each such holder.

c.There are no other outstanding shares of Company Capital Stock or voting securities of the Company as of the Agreement Date.  No shares of Company Capital Stock are held in treasury by the Company. As of the Agreement Date, each issued and outstanding share of Company Preferred Stock is convertible into one (1) share of Company Common Stock.

d.All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any preemptive rights, rights of first refusal, repurchase rights, redemption rights or “put” or “call” rights created by the certificate of incorporation or bylaws, or any Contract to which the Company is a party or by which the Company is bound. All issued and outstanding shares of Company Capital Stock were issued in material compliance with all applicable Legal Requirements and all material requirements set forth in applicable Contracts. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act, or equivalent securities laws of the United States or other jurisdictions, any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

e.Other than as set forth in this Section 2.2, as of immediately prior to the Closing, there will be no warrants, options, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. There are no Contracts relating to voting, future purchases or sales of any shares of Company Capital Stock between or among the Company and any of its securityholders.

f.Section 2.2(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Indebtedness, including, for each item of Company Indebtedness, the Contract governing the Company Indebtedness. All Company Indebtedness may be paid at the Closing without pre-payment penalty under the terms of the Contracts governing such Company Indebtedness.

2.3    Subsidiaries. Section 2.3 of the Company Disclosure Schedule sets forth all corporations, partnerships, limited liability companies, trusts, joint ventures, associations or other entities in which the Company directly or indirectly owns or controls any interest and the respective percentages of each such interest. All such interests are outstanding and are duly authorized, validly issued, fully paid, and non-assessable. The Company is the registered and beneficial owner of such interests and the Company’s ownerships in such interests are free of any Encumbrances, preemptive rights, rights of first refusal, repurchase rights, redemption rights or “put” or “call” rights created (a) by the certificate of incorporation or bylaws of the entities in which such interests exist, or (b) by any Contract to which the Company is a party or by which the Company is bound. Each such interest represents the percentage of total issued and outstanding equity interest of the entities in which such interests are held as set forth in Section 2.3 of the Company Disclosure Schedule. The Company has obtained all necessary approvals and consents necessary to acquire and own such interests and none of such approvals or consents will be withdrawn, cancelled, restrained or otherwise adversely impacted by the transactions to be consummated under this Agreement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, association, or other business entity.

2.4    Due Authorization; Noncontravention.

a.The Company has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, subject to receipt of the Company Stockholder Approval. The execution and delivery of this Agreement, the Ancillary Agreements (if required) and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly authorized (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has approved and adopted this Agreement and the Ancillary Agreements (if required) and has approved the Merger, determined that this Agreement, the Ancillary Agreements and the terms and conditions of the Merger, this Agreement and the Ancillary Agreements are advisable and in the best interests of the Company and Company Stockholders. The affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Minimum Company Stockholder Approval”). The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit B-1, or their proxyholder(s), is sufficient to obtain the Minimum Company Stockholder Approval.

b.The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the creation of any material Encumbrance on any of the material properties or assets of the Company or any Subsidiary or to the Knowledge of the Company, any shares of Company Capital Stock or (ii) conflict with in any material respect, or result in any material violation of or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person (other than the Minimum Company Stockholder Approval) pursuant to, (A) any provision of the certificate of incorporation or bylaws of the Company, in each case as amended to date, (B) any Material Contract of the Company or any Subsidiary or any Contract applicable to any of their respective material properties or assets assuming that all consents waivers and approval listed and described on Section 2.4(b)(ii)(B) of the Company Disclosure Schedule are obtained prior to the Closing, or (C) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets except, for the purpose of the preceding clause (B), where any such conflict, violation, default, termination, cancellation, acceleration of any obligation or loss would not have a material impact on the operations of the Company and its Subsidiaries taken as a whole.
1.5Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the Knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary) under which the Company or any Subsidiary has any ongoing obligations. Neither the Company nor any Subsidiary has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person.

2.6    Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would, to the Knowledge of the Company, reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted by the Company or any Subsidiary.

2.7    Compliance with Laws; Governmental Permits.

(a) Each of the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any notices of material violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. Neither the Company nor any Subsidiary, any director, officer or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b)Each of the Company and each Subsidiary has obtained each governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest in each case except for such consents, licenses, permits grants and other authorizations the failure to obtain would not be material to the business of the Company and the Subsidiaries taken as a whole (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”). All of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any notice or other written communication from any Governmental Entity regarding (i) any actual or alleged violation of law or any Company Authorization or any failure to comply with any material term or requirement of any Company Authorization or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or materially impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

2.8    Intellectual Property.

a.As used in this Agreement, the following terms have the meanings indicated below:

i.“Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

ii.“Company IP Rights” means (A) any and all Intellectual Property used in the conduct of the business of the Company and the Subsidiaries as currently conducted by the Company or any Subsidiary; and (B) any and all other Intellectual Property owned by the Company and the Subsidiaries.

iii.“Company-Owned IP Rights” means Company IP Rights that are owned or are purportedly owned by or exclusively licensed to the Company or any Subsidiary.

iv.“Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of the Subsidiaries.

v.“Third Party Intellectual Property” means any and all Intellectual Property Rights owned by a third party.

vi.“Company Products” means (A) all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary as of the Agreement Date and (B) all products or services under development by the Company or any Subsidiary as of the Agreement Date.

vii.“Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.

b.Status.

i.The Company and the Subsidiaries (A) own and have independently developed or acquired, or (B) have the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Company and the Subsidiaries as currently conducted by the Company or any Subsidiary.

ii.Neither the Company nor any Subsidiary has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company or any Subsidiary has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

iii.The Company and the Subsidiaries own and have sufficient rights to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any material Encumbrances. The right, license and interest of the Company or a Subsidiary of the Company in and to all Third Party Intellectual Property Rights licensed by the Company or a Subsidiary from a third party are free and clear of all material Encumbrances.

iv.Neither the execution and delivery or effectiveness of this Agreement, the consummation of the transactions contemplated by the Agreement, nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company, any Subsidiary or Acquiror to use, possess, sell or license any Company-Owned IP Right or portion thereof. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Acquiror without restriction and without payment of any kind to any third party.

v.Section 2.8(b)(v) of the Company Disclosure Schedule lists all Company Products by name and item number.

vi.Section 2.8(b)(vi) of the Company Disclosure Schedule lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. Section 2.8(b)(vi) of the Company Disclosure Schedule sets forth a list of all actions that are required to be taken by the Company or the Subsidiaries, including, without limitation, payment of applicable registration, maintenance and/or renewal fees, within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid impairment or abandonment of such Company Registered Intellectual Property.

vii.Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with each Company Registered Intellectual Property have been paid and all documents, recordations and certificates required in connection with registration, maintenance and renewal of such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and the Subsidiaries’ ownership interests therein.

viii.Neither the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, Acquiror will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under the Company IP Rights Agreements to substantially the same extent the Company and the Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of the Subsidiaries would otherwise be required to pay.

ix.None of the Company IP Rights Agreements, in effect as of the Agreement Date, grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

x.There are no royalties, honoraria, fees or other payments payable by the Company or any of the Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company or any of the Subsidiaries.

xi.To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.

xii.Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice of a threatened suit, action or proceeding) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Company IP Right. Neither the Company nor any Subsidiary has received any written communication in the past five (5) years that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right.

xiii.The operation of the business of the Company and the Subsidiaries as such business is currently conducted by the Company or any Subsidiary, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product in any country in the world where the Company and any Subsidiary currently conduct business and (B) the Company’s or any Subsidiary’s use of any product, device or process used in the business of the Company or the Subsidiaries as currently conducted by the Company or any Subsidiary, does not infringe or misappropriate the Intellectual Property of any third party and neither the Company nor any of its Subsidiaries has received any communication indicating that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company and the Subsidiaries is infringing or has infringed on or misappropriated any Intellectual Property of a third party.

xiv.None of the Company-Owned IP Rights, the Company Products, the Company or any of the Subsidiaries is subject to any proceeding or outstanding order, Contract or stipulation (A) materially restricting the use, transfer, or licensing by the Company or any of the Subsidiaries of any Company-Owned IP Right or any Company Product, or (B) restricting the conduct of the business of the Company or any of the Subsidiaries in order to accommodate third party Intellectual Property rights pursuant to any non-compete, exclusivity, or similar agreement.

xv.Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, or as currently proposed to be conducted by the Company or any Subsidiary, infringes or misappropriates any Third Party Intellectual Property Rights.

xvi.Each of the Company and each Subsidiary has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the creation or development of any Company-Owned IP Rights sufficient rights, title and interest in such contribution for the conduct of the business of the Company and any of its Subsidiaries and as proposed to be conducted as of the Agreement Date. The Company and each Subsidiary has obtained proprietary information and invention disclosure and assignment agreements, in the form made available to Acquiror, from all current and former employees and consultants of the Company and each Subsidiary who contributed to the creation or development of any Company-Owned IP Rights.

xvii.To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (A) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (B) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

xviii.To the Knowledge of the Company, the employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Subsidiary, whether such liability is based on contractual or other legal obligations to such third party.

xix.No current or former employee, consultant or independent contractor of the Company or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

xx.To the extent that any Intellectual Property that is or was Third Party Intellectual Property Right is incorporated into, integrated or bundled with, or used by the Company or the Subsidiaries in the development, manufacture or compilation of any of the Company Products, the Company or a Subsidiary have a written agreement with such third party with respect thereto pursuant to which the Company or a Subsidiary have obtained licenses or assignments sufficient for the conduct of its business as currently conducted by the Company and the Subsidiaries and as currently proposed to be conducted by the Company and any Subsidiary to all such Third Party Intellectual Property Rights.

xxi.The Company and the Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company or any Subsidiary by or to a third party has been pursuant to the terms of a written Contract between the Company or a Subsidiary and such third party. All use, disclosure or appropriation of Confidential Information by the Company and the Subsidiaries not owned by the Company or any Subsidiary has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

xxii.Section 2.8(b)(xxii) of the Company Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”). To the Knowledge of the Company all Open Source Materials have been either (A) used and distributed without modification or (B) modified and distribution in accordance with their license terms. To the extent Open Source Materials have been modified or distributed by the Company, such modifications or distribution does not require distribution of Company Source Code under the terms of any open source license.

xxiii.Neither the Company nor any Subsidiary has (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (B) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (C) used Open Source Materials, in such a way that, with respect to (A), (B), or (C), creates obligations for the Company or such Subsidiary with respect to any Company Source Code or Company IP Rights or grants to any third party, any rights or immunities with respect to any Company Source Code or under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (X) disclosed or distributed in source code form, (Y) be licensed for the purpose of making derivative works, or (Z) be redistributable at no charge).

xxiv.The software included in the Company Products or software used in the provision of any Company Product: (A) has sufficiently documented source code enabling a reasonably skilled software developer to use, update and enhance such source code using existing source code and available documentation; (B) is complete as of the Closing Date and no other computer hardware, software, system, or other information technology is needed in order to carry on the business of Company as of the Closing Date; (C) is free from known material defects or deficiencies; (D) other than regular maintenance releases and software updates made in the ordinary course of business, does not require a material upgrade or replacement within the 12-month period after the Closing Date and none are planned; and (E) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent.

xxv.All Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable consumer protection legislation requirements contractual commitments, express and implied warranties and to any representations provided to customers and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation, all to the extent any such warranties, representations, materials, specifications or documentation are not subject to legally effective express exclusions thereof. Neither the Company nor any Subsidiary has any liability for replacement or repair of any Company Products in excess of any reserves therefor reflected on the Company Financial Statements. The Company has received no written communication alleging that the Company Products cannot be legally sold in each geographical market in which they are sold or marketed as of the Agreement Date.

xxvi.The Company has used commercially reasonable efforts to document all bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.

xxvii.To the Knowledge of the Company, for all software used by the Company and the Subsidiaries in providing services, or in developing or making available any of the Company Products, the Company or a Subsidiary has implemented any and all security patches or upgrades that are generally available for that software.

xxviii.No (A) government funding; (B) facilities of a university, college, other educational institution or research center; or (C) funding from any Person (other than funds received in consideration for shares of Company Capital Stock) was used in the development of the Company-Owned IP Rights. No current or former employee, or to the Knowledge of the Company, no consultant or independent contractor of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.

xxix.Neither the Company or any Subsidiary nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and to the Knowledge of the Company, no circumstance or condition exists, that will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code. Section 2.8(xxix) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

xxx.Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights. Neither the Company nor any Subsidiary has a present obligation to grant or offer to any other Person any license or right to any Company-Owned IP Rights by virtue of Company’s, any Subsidiary’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

xxxi.The Company and each of the Subsidiaries have a written privacy policy which governs their collection, use and disclosure of Personal Information and the Company and each of the Subsidiaries are in compliance with their respective privacy policy. The Company and each Subsidiary have complied in all material respects with all applicable Legal Requirements and their respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary including that the Company’s and the Subsidiaries’ information processing in this regard has been carried out in material compliance with applicable law, and, as and when required by applicable law and regulations, the Company and/or the Subsidiaries have notified the relevant public authorities of its/their information processing. The execution, delivery and performance of this Agreement, will not violate any applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s privacy policies. Neither the Company nor any Subsidiary has received a written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

xxxii.The Company and each Subsidiary has implemented and maintains a comprehensive security plan which (A) identifies internal and external risks to the security of the Confidential Information; (B) implements, monitors and improves administrative, electronic and physical safeguards to control those risks; and (C) maintains notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing personally identifiable information. Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control. The Company and the Subsidiaries have compiled written policy guidelines for all parties with access to its computer systems regarding use of its computer systems, including use of the Internet and e-mail, and, to the Company’s Knowledge, such policy guidelines have been and are being complied with in all material respects.

2.9    Company Financial Statements.

a.Attached as Section 2.9(a) of the Company Disclosure Schedule are the Company’s consolidated audited balance sheets, statements of operations and cash flows for the fiscal years of the Company ended January 31, 2010, 2011, 2012, and 2013, and the Company’s unaudited balance sheet for the six month period ended July 31, 2013, and the related unaudited consolidated income statement of the Company for the six months then ended (referred to herein as the “Company Balance Sheet” and the date thereof, the “Company Balance Sheet Date”, and all such financial statements being collectively referred to herein as the “Company Financial Statements”). Such Company Financial Statements (a) were prepared in accordance with the books and records of the Company and the Subsidiaries, (b) present fairly in all material respects the financial condition of the Company and the Subsidiaries at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with GAAP, except, as to the unaudited Company Financial Statements, for the omission of notes thereto and customary year-end audit adjustments.

b.Neither the Company nor any Subsidiary has any Liabilities of any nature, other than (i) those set forth or adequately provided for in the Company Balance Sheet as of the Company Balance Sheet Date and included in the Financial Statements, (ii) those incurred in the conduct of the Company’s or any Subsidiary’s business since the Company Balance Sheet Date in the ordinary course, which are not individually in excess of $25,000 or in the aggregate in excess of $100,000, (iii) those incurred by the Company in connection with the execution of this Agreement or the performance by the Company of its obligations hereunder, and (iv) Liabilities that are listed on Section 2.9(b) of the Company Disclosure Schedule and not reflected on the Company Financial Statements. Except for Liabilities reflected in the Company Financial Statements, neither the Company nor any Subsidiary has any off balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any Subsidiary.

c.Neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any current or former employee, advisor, consultant or director of the Company or any Subsidiary, has identified or been made aware of any fraud, whether or not material, that involves the Company’s or any Subsidiary’s management or other current or former employees, consultants, advisors or directors of the Company or any Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary, or any claim or allegation regarding any of the foregoing.

2.10    Title to Property and Assets. Each of the Company and each Subsidiary has good and marketable title to all of their respective tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Company Financial Statements or acquired after the Company Balance Sheet Date, except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business, or, to the Knowledge of the Company with respect to leased tangible properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances. The tangible property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear. All tangible properties used in the operations of the Company or any Subsidiary are reflected on the Company Financial Statements to the extent required under GAAP to be so reflected. Section 2.10 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company or any Subsidiary. The Company has heretofore provided or made available to Acquiror’s counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any Subsidiary currently owns any real property.

2.11    Absence of Certain Changes. Between May 1, 2013 and the Agreement Date:

a.neither the Company nor any Subsidiary has declared or paid any dividends, or authorized or made any distribution upon or with respect to any Company Common Stock or any equity interest of any Subsidiary;

b.neither the Company nor any Subsidiary has incurred any indebtedness for money borrowed or incurred any other Liabilities individually in excess of $25,000 or in excess of $25,000 in the aggregate;

c.neither the Company nor any Subsidiary has made any loans, guarantees or advances, nor has provided any type of security interest whatsoever to any Person, other than ordinary advances for expenses;

d.neither the Company nor any Subsidiary has sold, exchanged or otherwise disposed of any material assets or rights other than sales of Company Products and non-exclusive licenses in the ordinary course of its business;

e.other than any Contract entered into in connection with this Agreement, neither the Company nor any Subsidiary has entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals;

f.there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company or any Subsidiary;

g.there has not been any waiver by the Company or any Subsidiary of a material right or of a material debt owed to it;

h.there has not been any material change or amendment to a Material Contract by which the Company or any Subsidiary or any of the Company’s or any Subsidiary’s assets or properties is bound or subject, except for changes or amendments which are expressly provided for in this Agreement and the Ancillary Agreements or that have been entered into in the ordinary course of business, consistent with past practice;

i.there has not been any change in any compensation or benefits arrangement or agreement with any employee (other than any increase in the base salary of an employee who is not an officer in an amount that does not exceed 10% of such base salary), officer, director or stockholder of the Company or any Subsidiary;

j.there has not been any resignation or termination of employment of any officer or key employee of the Company or any Subsidiary and the Company has no Knowledge of any impending resignation or termination of employment of any such officer or key employee;

k.there has not been any change in any Tax election or method of Tax accounting made or used by the Company or any Subsidiary, or any settlement or final determination of any Tax audit, claim, investigation, litigation or other proceeding or assessment involving the Company or any Subsidiary;

l.there has not occurred any event or events that have had a Material Adverse Effect on the Company or any Subsidiary; and

m.there has not been any arrangement or commitment by the Company or any Subsidiary or any other Person acting on behalf of the Company or any Subsidiary to do any of the things described in this Section 2.11.

2.12    Interested Party Transactions. None of the officers or directors of the Company or any Subsidiary and, to the Knowledge of the Company, none of the employees or stockholders of the Company or any Subsidiary, nor any immediate family member of an officer, director, employee or stockholder of the Company or any Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Subsidiary (except with respect to any interest in less than five percent (5%) of the shares of any corporation whose shares are publicly traded). None of said officers, directors, employees or stockholders, or any members of their immediate families, is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets or properties may be bound or affected, except for (i) compensation for services as an officer, director or employee thereof or (ii) agreements between the Company and its officers, directors, employees or stockholders customarily entered into by similarly situated companies with respect to the sale of Company Capital Stock. To the Knowledge of the Company, none of said officers, directors, employees, stockholders, or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any of the Subsidiaries, except for the rights of stockholders under applicable Legal Requirements.

2.13    No Finder’s Fees; Transaction Expenses. Neither the Company nor any Subsidiary is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

2.14    Insurance. Section 2.14 of the Company Disclosure Schedule lists all insurance policies held by the Company and each Subsidiary, copies of which have been provided or made available to Acquiror. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.15    Tax Returns and Payments.

a.The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid, or reserved for in accordance with GAAP on the Company Financial Statements all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate and have been prepared in substantial compliance with all applicable Legal Requirements. The Company has delivered or made available to Acquiror correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary for all tax periods beginning on or after December 31, 2009.

b.The Company Financial Statements reflects all liability for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date, other than Taxes that would be owed pursuant to a Code Section 338 election made pursuant to a Code Section 338 election made pursuant to Section 6.4(c).

c.There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in a lien against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made in writing by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

d.Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any liability or potential liability to another party under any such agreement.

e.Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

f.Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) as a transferee or successor, by Contract or otherwise.

g.Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date.

h.None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of either the Company or any Subsidiary is limited under any provision of U.S. federal, state, local, or foreign Tax law).

i.Each of the Company and the Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.

j.The Company for itself and for the Subsidiaries has provided or made available to Acquiror all documentation relating to any applicable Tax holidays or incentives. The Company and the Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

k.Each of the Company and each Subsidiary has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes, has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including applicable foreign Taxes, as well as federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

l.There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or Plan Affiliate to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

2.16    List of Material Agreements.

a.Except for this Agreement and the Contracts specifically identified in Section 2.16 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each a “Material Contract”):

i.any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Product;

ii.any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $25,000 over the life of the Contract;

iii.any Contract that expires or may be renewed at the option of any Person other than the Company or any Subsidiary so as to expire more than one year after the date of this Agreement, other than a Contract which is terminable for any reason by the Company or any Subsidiary within one year after the date of this Agreement;

iv.any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP and outstanding after the Closing Date;

v.any continuing Contract for capital expenditures in excess of $25,000 in the aggregate;

vi.any Contract limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any Subsidiary to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

vii.any continuing Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 per annum;

viii.any Contract with any of its officers, directors, employees or stockholders or any member of their immediate families or other closely related Persons other than (i) compensation for services as an officer, director or employee and (ii) agreements between the Company and its officers, directors, employees or stockholders customarily entered into by similarly situated companies with respect to the sale of Company Capital Stock (provided, for the avoidance of doubt, that all agreements for indemnification entered into between the Company and any of its directors or officers shall be required to be disclosed pursuant to this Section 2.16(a)(viii));

ix.any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to Liabilities or indebtedness of any other Person in excess of $25,000 individually or $100,000 in the aggregate, other than Intellectual Property and other indemnities granted by the Company or any Subsidiary under any Contract listed in Sections 2.16(a)(x) or (xi) of the Company Disclosure Schedule;

x.all licenses, sublicenses and other Contracts as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company IP Rights as of the Agreement Date or pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned IP Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP Rights;

xi.other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any Third Party Intellectual Property Rights;

xii.any continuing Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary;

xiii.any continuing Contracts relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;

xiv.any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company;

xv. (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $10,000 per annum;

xvi.any Company Product warranty, other than standard warranties of Company or any Subsidiary included in the packaging of Company Products and warranties granted under Contracts listed in Section 2.16(a)(xvi) of the Company Disclosure Schedule;

xvii.any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

xviii.[Reserved];

xix.any Contract under which the Company or any Subsidiary provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract (including expected additional hours necessary to complete such services);

xx.any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

xxi.any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

xxii.any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of shares, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person (other than its subsidiaries);

xxiii.any continuing Contract with any Governmental Entity or any material Company Authorization;

xxiv.any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any Subsidiary in the ordinary course of its business consistent with past practice or in connection with potential Acquisition Transactions;

xxv.any settlement agreement pursuant to which the Company has any ongoing obligations; or

xxvi.[Reserved];

xxvii.any other oral or written Contract or obligation not listed in clauses (i) through (xxvi) that individually has a value or payment obligation in excess of $100,000 over the life of the Contract or is otherwise material to the Company or any Subsidiary or their respective businesses, operations, financial condition, properties or assets.

b.All Material Contracts are in written form and have been entered into in the ordinary course of the Company’s or the respective Subsidiaries’ businesses. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default nor any event of default or event, occurrence, condition or act, with respect to the Company or to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or an event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any material remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any Subsidiary under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received any notice or other written communication regarding any actual or threatened material breach of, or material default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts have been provided or made available to Acquiror prior to the Closing Date.

2.17    Export Control Laws. The Company and each Subsidiary has conducted its export transactions in accordance in all respects with applicable provisions of all export control laws and regulations that apply to Company or any Subsidiary and has obtained all export licenses and approvals required in connection with the export of its products, software, services and technologies and is in compliance with terms of such licenses and approvals. Without limiting the foregoing:

a.there are no pending or, to the Knowledge of the Company, threatened or threatening claims, or actions, conditions or circumstances that would reasonably be expected to give rise to any future claims against the Company with respect to such export licenses or other approvals;

b.no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.18    [Reserved].

2.19    Customers and Suppliers.

a.Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended January 31, 2013 or the six month period ended July 31, 2013, was one of the 20 largest sources of revenues for the Company and the Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”), and as of the Agreement Date, the Company has no outstanding disputes with any of it Significant Customers. Each Significant Customer is listed on Section 2.19(a) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has received any written notice from any Significant Customer that such customer shall not continue as a customer of the Company or such Subsidiary (or the Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Acquiror) as a result of the transaction contemplated herein. The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and properly reserved for in the Company’s books and records.

b.Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended January 31, 2013 or the six-month period ended July 31, 2013, was one of the 10 largest suppliers of products and/or services to the Company and the Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”), and as of the Agreement Date, the Company has no outstanding disputes with any of its Significant Suppliers. Each Significant Supplier is listed on Section 2.19(b) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or such Subsidiary (or the Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Acquiror) as a result of the transactions contemplated herein. The Company and the Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and the Company has no knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

2.20    Accounts Receivable. The accounts receivable shown on the Company Financial Statements arose in the ordinary course of business, and represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied (except as disclosed in the Company Financial Statements) and to the Knowledge of the Company are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of the Company and the Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, and represented or shall represent bona fide claims against debtors for sales and other charges. None of the accounts receivable of the Company or any Subsidiary is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no Knowledge of any specific facts or circumstances that could reasonably give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company or any Subsidiary of any material obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Section 2.20 of the Company Disclosure Schedule sets forth an aging of the Company’s and the Subsidiaries’ accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns as of July 31, 2013. Section 2.20 of the Company Disclosure Schedule sets forth such amounts of accounts receivable of the Company and the Subsidiaries which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims as of July 31, 2013.

2.21    Certificate; Bylaws; Minute Books; Books and Records. The certificates of incorporation and bylaws of the Company and each Subsidiary (as applicable) are in the form previously provided or made available to Acquiror. The minute books of the Company and each Subsidiary, as made available to Acquiror, contain, in all material respects, a complete summary of all meetings and complete and true copies of all consents of directors and stockholders since the time of their incorporation. The books and records of the Company and each Subsidiary, as made available to Acquiror: (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with their respective business practices on a basis consistent with prior years, (c) are stated in reasonable detail and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and such Subsidiary, and (d) accurately and fairly reflect in all material respects the basis for the Company Financial Statements.

2.22    Employee Matters.

a.Section 2.22(a) of the Company Disclosure Schedule lists, with respect to the Company and each Subsidiary (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each outstanding loan to an employee of the Company or a Subsidiary, (iii)  all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all employment and executive compensation agreements which include severance obligations of the Company or a Subsidiary or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or a Subsidiary remain for the benefit of, or relating to, any present or former employee, consultant, advisor or non-employee director of the Company or a Subsidiary (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”). Any Company Employee Plan that is not a PEO Benefit Plan is referred to in this Agreement as a “Company Sponsored Employee Plan”.

b.Any Company Sponsored Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

c.The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA).

d.None of the Company Sponsored Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar law of any state or foreign jurisdiction. Each Company Sponsored Employee Plan, other than a Company Sponsored Employee Plan described in Subsection (a)(ii) or (v) above, can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). There are no other entities that are or should be part of a controlled group that includes the Company pursuant to Code Sections 414(b), (c), (m), or (o).

e.The Company is not a party to, and has not made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(e) of the Code.

f.The Company and each Subsidiary have no liability and are not parties to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company’s Knowledge, no employee, consultant or advisor of the Company, or any Subsidiary, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s Knowledge the continued employment by the Company and each Subsidiary of its present employees, and the performance of the Company’s and such Subsidiary’s contracts with its independent contractors, will not result in any such violation. Neither the Company nor any Subsidiary has received any notice alleging that any such violation has occurred.

g.Other than as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

h.The Company and each Subsidiary is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors, consultants and advisors), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Neither the Company nor any Subsidiary has ever laid off or terminated any employee except those laid off and terminated in accordance with all applicable laws.

i.Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company nor any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has Knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary.

j.The employment of the employees of the Company and each Subsidiary is “at will” and neither the Company nor any Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Section 2.22(j) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has a present intention to terminate the employment of any officer, key employee or group of employees.

k.The Company has provided or made available to Acquiror a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company and each Subsidiary, showing each such person’s name, position, base annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year.

l.The Company has provided or made available to Acquiror a true, correct and complete list of all of the consultants, advisors and independent contractors of the Company and each Subsidiary, and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

m.The Company has provided or made available to Acquiror true, correct and complete copies of each of the following: all Company Employee Plan documents including any amendments and related services or insurance contracts; all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisors; all agreements relating to acceleration of vesting rights; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company and each Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance binders, which insurance binders shall provide a complete and correct summary of the underlying insurance policies, providing for the indemnification of any officers or directors of the Company and each Subsidiary; summary of liability for termination payments to current and former directors, officers and employees of the Company and each Subsidiary; and a schedule of bonus commitments made to employees of the Company and each Subsidiary. The Company has delivered or made available to Acquiror true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession with respect to any unvested securities or other property issued by the Company to any employees, non-employee directors, consultants and other service providers.

n.Each Company Sponsored Employee Plan complies, in both form and operation, in all material respects, with its terms and with all applicable Legal Requirements, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company or Acquiror of any liability, fine or penalty. To the Knowledge of the Company, each PEO Benefit Plan complies, in both form and operation, in all material respects, with its terms and with all applicable Legal

Requirements and no condition exists and no event has occurred with respect to any such plan that would result in the incurrence by the Company or Acquiror of any liability, fine or penalty.

2.23    Inventory. The inventories shown on the Company Financial Statements (net of any reserve on the Company Financial Statements) or thereafter acquired by the Company or any Subsidiary consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since the Company Balance Sheet Date, the Company and each Subsidiary has continued to replenish inventories in a normal and customary manner consistent with past practices. Neither the Company nor any Subsidiary has received written or, to the Knowledge of the Company, oral notice that it will experience in the foreseeable future any material difficulty in obtaining the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is in accordance with GAAP. Since the Company Balance Sheet Date, due provision was made on the books of the Company and the Subsidiaries in the ordinary course of business to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the Agreement Date, neither the Company nor any Subsidiary has any commitments to purchase inventory.

2.24    Environmental and Safety Laws. To its Knowledge, neither the Company nor any Subsidiary is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company’s Knowledge, no material expenditures are required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s Knowledge, by any other Person on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

2.25    Executive Officers. No executive officer of the Company nor any Subsidiary (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the Securities and Exchange Commission or any self-regulatory organization.

2.26    Full Disclosure. To the Company’s Knowledge, neither the representations and warranties contained in this Agreement, nor those contained in the exhibits hereto or the certificates delivered by the Company pursuant to this Agreement contain any untrue statement of a material fact or, to the Company’s Knowledge, omit to state a material fact necessary in order to make the statements contained in such representations and warranties not misleading in light of the circumstances in which they are made.

ARTICLE III

Representations and Warranties of Acquiror

Acquiror represents and warrants to the Company as follows:

3.1    Organization and Standing. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by Acquiror under this Agreement (the “Acquiror Related Agreements”), to own and operate its properties and assets and to carry on its business as currently conducted.

3.2    Due Authorization. Acquiror and Merger Sub each has all requisite corporate power and authority to enter into this Agreement and the Acquiror Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Acquiror Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Acquiror’s and Merger Sub’s respective board of directors, and as required, approved by the stockholders of Acquiror and by Acquiror, as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3    Governmental Consents. Except for the filing of the Agreement of Merger, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Acquiror or Merger Sub in order to enable Acquiror or Merger Sub to execute, deliver and perform its obligations under this Agreement or the Acquiror Related Agreements, except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

3.4    Prior Sub Operations. Merger Sub is wholly owned directly by Acquiror, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.5    Financing. Acquiror has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Debtholders under ARTICLE I, subject to the adjustment mechanism contained in ARTICLE I.

ARTICLE IV

Covenants of the Company
4.1    Conduct of the Business of the Company and the Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing Date, except as contemplated herein, as set forth in Part 4.1 of the Disclosure Schedule or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld):

a.the Company shall and shall cause the Subsidiaries to conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable Legal Requirements (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror);

b.the Company shall, and shall cause the Subsidiaries to, (i) pay all if its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its material obligations when due, (iii) use its commercially reasonable efforts consistent with past practice to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, and (iv) use its commercially reasonable efforts consistent with past practice to preserve intact, in all material respects, its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

c.the Company shall promptly notify Acquiror of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to the Closing set forth in Section 1.4(a) and Section 1.4(b) to not be satisfied;

d.the Company shall, and shall cause each Subsidiary to use commercially reasonable efforts to obtain any consent, waiver or novation required pursuant to any Material Contract in connection with the consummation of, the Merger, and shall give reasonable advance notice to Acquiror prior to (i) terminating any Material Contract or taking any affirmative action to cause any right thereunder to lapse or terminate other than in the ordinary course of business consistent with past practice or (ii) terminating any Material Contract with a supplier of products and/or services to the Company or any Subsidiary or taking any affirmative action to cause any right thereunder to lapse or terminate;

e.the Company shall, and shall cause each Subsidiary to, maintain each of its leased premises in material compliance with the terms of the applicable lease; and

f.the Company shall not cause or permit any amendments to the certificate of incorporation or bylaws or equivalent organizational or governing documents of the Company or any Subsidiary.

4.2    Restrictions on Conduct of Business of the Company and the Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing Date, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following, except as contemplated herein, as set forth in Part 4.2 of the Disclosure Schedule or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld):

a. (i) make any payments to any employees (other than any payment of accrued standard base salary in accordance with the Company’s standard payroll practices and employment agreements and reimbursement of business expenses incurred in the ordinary course of business), (ii) hire any additional officers or other employees, or any consultants or independent contractors, except hiring of employees in the ordinary course of business consistent with past practice to fill open positions listed on Section 4.2(a) of the Company Disclosure Schedule, (iii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary or (iv) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor;

b.make any dividend or other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substation for shares of its capital stock;

c.transfer or license from any Person any rights to any Intellectual Property (other than non-exclusive licenses in the ordinary course of business consistent with past practice) or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person;

d.enter into any Contract that would constitute a Material Contract, or violate, terminate, adversely amend, or otherwise adversely modify (including by entering into a new Contract with such party or otherwise) or waive any of the material terms of any of its Material Contracts;

e.issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any debt instruments convertible into shares of Company Capital Stock or any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities;

f.sell, lease, license or otherwise dispose of or materially encumber any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business;

g.incur or commit to any new material Liabilities outside of the ordinary course of business;

h.make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $50,000 in the aggregate;

i.materially change the amount of any insurance coverage, other than any “tail policy” as set forth in Section 5.2(b);

j.commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit; or

k.change accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP after notice to Acquiror.

4.3    Notice of Developments. The Company will promptly notify Acquiror of the commencement or threat of litigation. The Company will promptly notify Acquiror in writing if it should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in a material respect and that a material effect on the business of the Company and its Subsidiaries. No disclosure pursuant to this Section 4.3 will be deemed to amend or supplement the Company Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of this Agreement.

4.4    Pre-Closing Access. Through the Closing Date, the Company and each Subsidiary will afford to Acquiror and its authorized representatives reasonable access as Acquiror may reasonably request to the facilities, offices, properties, technology, processes, books, business and financial records, business plans, budgets and projections, and other information of each of the Company and the Subsidiaries, and the workpapers of the Company’s independent accountants, and otherwise provide such assistance as may be reasonably requested by Acquiror in order that Acquiror have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of each of the Company and the Subsidiaries. Subject to Legal Requirements, Acquiror will have full access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Company and the Subsidiaries for the purpose of preparing for and conducting employment interviews with all employees.

4.5    Conditions. The Company will use its commercially reasonable efforts to cause the conditions set forth in Section 1.4(a) and Section 1.4(b) to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible.

4.6    Employees. With respect to any employee of the Company or any Subsidiary who receives an offer of employment from Acquiror or the Surviving Corporation, the Company shall use commercially reasonable efforts to assist Acquiror with its efforts to enter into an Employment Agreement with such employee as soon as practicable after the date of this Agreement and in any event prior to the Closing Date. Notwithstanding any of the foregoing, neither Acquiror nor Merger Sub (including the Surviving Corporation) shall have any obligation to make an offer of employment to any employee of the Company. With respect to matters described in this Section 4.6, the Company will consult with Acquiror (and will consider in good faith the advice of Acquiror) prior to sending any notices or other communication materials to its employees.

4.7    Resignation of Officers and Directors. The Company will use its commercially reasonable efforts to obtain and deliver to Acquiror prior to the Closing Date (to be effective as of the Closing Date) the resignation of each officer and director of the Company and each officer and director of each Subsidiary (in each case, in their capacities as officers and directors and not as employees).

4.8    No Solicitation.

a.Prior to (i) the Closing or (ii) termination of this Agreement pursuant to ARTICLE VII hereof, whichever comes first, the Company will not, and will cause any Company Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Company Representative, whether or not such Company Representative is purporting to act on behalf of the Company, will be deemed to constitute a breach of this Section 4.9 by the Company.

b.The Company will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Acquiror orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person prior to the Closing Date. The Company will keep Acquiror reasonably informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any material modification or proposed material modification thereto.

4.9    Spreadsheet. At least two (2) Business Day prior to the Closing Date, the Company shall prepare and deliver to Acquiror the draft Spreadsheet.

ARTICLE V

Covenants of Acquiror
5.1    Conditions. Acquiror will use its commercially reasonable efforts to cause the conditions set forth in Section 1.4(d) to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible.

5.2    Indemnification of Officers and Directors.

a.All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement (such Persons, the “D&O Indemnified Parties”) pursuant to the Company’s certificate of incorporation and bylaws or pursuant to the individual indemnification agreements executed by the Company and as set forth on Section 5.2 of the Company Disclosure Schedule will survive the Merger and will be observed by the Surviving Corporation or the Company to the fullest extent permitted by applicable law for a period of six years from the Closing Date and Acquiror shall cause the Surviving Corporation to comply with and observe such obligation; provided, however, that the foregoing covenants under this Section 5.2 shall not be used by any Effective Time Holder who is a D&O Indemnified Party in derogation of any rights of Acquiror pursuant ARTICLE VIII hereof.

b.In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume and observe the obligations set forth in this Section 5.2.

c.Prior to the Closing, the Company shall obtain up to a six-year prepaid “tail policy” for its current and former directors and officers with coverage amounts as the Company may determine in its sole discretion prior to the Closing; provided, however, that the fees and expenses associated with such “tail policy”, for the term of such “tail policy”, shall be included as a liability in the calculation of the Company Net Working Capital.

d.The provisions of this Section 5.2 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Parties and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights under the existing indemnification agreements with the D&O Indemnified Parties set forth on Section 5.2 of the Company Disclosure Schedule.

ARTICLE VI

Additional Agreements

6.1    Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense (provided, that upon the Closing, any unpaid Transaction Expenses of Company shall be included in the calculation of the Company Net Working Capital).

6.2    Corporate Matters. The Company shall, at (or as soon as reasonably practicable after) the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

6.3    Further Action; Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents (including in the case of the Company, the Payoff Letters), approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company as are necessary for the consummation of the Merger. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

6.4    Tax Matters.

a.Cooperation on Tax Matters.  Acquiror, the Company and the Effective Time Holders’ Agent shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company and the Effective Time Holders’ Agent agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof), and to abide by all record retention agreements entered into with any governmental authority. Acquiror and the Effective Time Holders’ Agent’ Agent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

b.Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company Stockholders.

c.Code Section 338 Election. The parties hereto acknowledge that Acquiror may choose to make a regular Code Section 338 election on a timely basis to treat the Merger as a purchase of the Company’s assets for Tax purposes. The Company shall cooperate with Acquiror to provide Acquiror with such information as is reasonably necessary for Acquiror to satisfy its notification requirements in connection with such election.

6.5    Confidentiality; Public Disclosure.

a.The parties hereto acknowledge that Acquiror and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. The Effective Time Holders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Effective Time Holders’ Agent were a party thereto. With respect to the Effective Time Holders’ Agent, as used in the Confidentiality Agreement, the term “Confidential Information” shall include information relating to the Merger or this Agreement received by the Effective Time Holders’ Agent after the Closing or relating to the period after the Closing.

b.The Company shall not, and the Company shall cause each Subsidiary and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Acquiror’s name or refer to Acquiror directly or indirectly in connection with the transactions contemplated herein in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquiror, unless required by applicable Legal Requirements (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Acquiror may issue press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquiror may, in its reasonable discretion, determine, including as may be required by applicable Legal Requirements, the SEC or NASDAQ. For the avoidance of doubt, any information disclosed by Acquiror pursuant to the preceding sentence shall no longer be deemed confidential under the Confidentiality Agreement.

6.6    Termination of Certain Employees. Effective no later than the Closing Date, the Company shall, or shall cause a Subsidiary of the Company to, terminate the employment of each employee of the Company or a Subsidiary of the Company who (a) is listed on Schedule B to this Agreement or (b) has declined or not accepted an Employment Agreement as of the day immediately preceding the Closing Date, in each case to the extent permissible and feasible under applicable Legal Requirements (collectively, the “Non-Continuing Employees”), all in accordance and subject to Schedule B. The Company shall be permitted to provide severance to each of the Non-Continuing Employees in the amount with respect to each Non-Continuing Employees that is equal to the amount set forth opposite such employee’s name on Schedule B, and other than in the case of the Termination Payment, such severance up to the amount set forth on such schedule shall not be included as liability in the calculation of Current Liabilities.

ARTICLE VII

Termination, Amendment and Waiver

7.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Minimum Company Stockholder Approval has been obtained:

a.by mutual written consent duly authorized by the Company Board and the Board of Directors of Acquiror; and

b.by either Acquiror or the Company, if the Closing shall not have occurred on or before the date that is three weeks following the date of this Agreement or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date.

c.by Acquiror, if written consents adopting this Agreement and approving the principal terms of the Merger and this Agreement shall not have been duly executed and delivered by each of the stockholders of the Company listed on Exhibit B-1, or their proxyholder(s), including by stockholders holding shares of Company Capital Stock sufficient to constitute the Company Stockholder Approval, or their proxyholder(s), within forty-eight (48) hours after the execution and delivery of this Agreement.

7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect and there shall be no liability or obligation on the part of Acquiror, Merger Sub the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Section 6.1 (Expenses), this Section 7.2 (Effect of Termination), ARTICLE IX (General Provisions) (other than Section 9.1) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

7.3    Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto, provided, however, that such amendment does not materially adversely affect the rights of liabilities of the Effective Time Holders in any respect (unless approved by the requisite consent of the Effective Time Holders in accordance with Legal Requirements).

7.4    Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Effective Time Holders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE VIII

Indemnification

8.1    Indemnification. Subject to the limitations and exceptions set forth in this ARTICLE VIII, effective as of the Closing the Effective Time Holders shall severally (based on their respective Pro Rata

Percentages) indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each Person, if any, who controls, may control Acquiror or is controlled by Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all claims, losses, liabilities, damages, fees, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, arising out of, or resulting from (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedule to be true and correct, (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Acquiror pursuant to any provision of this Agreement to be true and correct (other than with respect to any inaccuracy in the Spreadsheet or the Company Net Working Capital Certificate, which are the subject of clause (vi) below), (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iv) any claim asserted or held by any current, former or alleged stockholder of the Company alleging any ownership of, interest in or right to acquire any shares or other securities of the Company or otherwise disputing the treatment of stockholders of the Company in connection with the Merger, and any claims for indemnification pursuant to Section 5.2 by the D&O Indemnified Parties, (v) any payments paid with respect to Dissenting Shares to the extent that such payments exceed the amounts that otherwise would have been payable pursuant to Section 1.9 hereof upon the exchange of such Dissenting Shares, provided that any such amount to be paid by Acquiror (or the Surviving Corporation) is approved in writing by the Effective Time Holders’ Agent (which consent will not be unreasonably withheld), unless determined in a final judgment of a court or (vi) any inaccuracy in the Spreadsheet or the Company Net Working Capital Certificate (clauses (i) through (vi) collectively, the “Indemnifiable Matters”). Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes.

8.2    Recourse; Limitations.

a.If the Merger is consummated, an amount equal to the amount of the Escrow Cash deposited in the Escrow Fund by Acquiror pursuant to Section 1.13 shall be the cap for recovery by an Indemnified Person pursuant to the indemnity obligations under this Agreement or other agreement, certificate or instrument executed or delivered pursuant to this Agreement (excluding any remedies of Acquiror under the Employment Agreements), except: (i) in the case of fraud or intentional misrepresentation made with intention to deceive by any Person; (ii) in the case of any failure of any of any of the representations and warranties contained in Section 2.1 (Organization), Section 2.2 (Capitalization), Section 2.4 (Due Authorization; Noncontravention) or Section 2.15 (Tax Returns and Payments) (collectively, the “Fundamental Representations”) to be true and correct; (iii) in the case of any breach of any of the covenants of the Company, except for unintentional breaches of covenants; or (iv) the matters listed in clause (vi) of the first sentence of Section 8.1 (the matters set forth in the foregoing clauses (i) through (iv) of this Section 8.2(a), collectively, the “Special Matters”). Any claim for indemnification shall be satisfied first from the Escrow Fund. With respect to claims for indemnification regarding Special Matters, after the Escrow Fund has been exhausted (or otherwise only contains an amount or amounts in respect of a pending claim or claims), each Effective Time Holder shall indemnify the Indemnified Persons up to such holder’s Pro Rata Percentage of the amount of any Indemnifiable Damages resulting therefrom. Notwithstanding anything to the contrary in this Section 8.2(a), the maximum liability of any Effective Time Holder for Indemnifiable Damages under this ARTICLE VIII shall be limited to an amount equal to fifty percent (50%) of the portion of the Total Merger Consideration received by such Effective Time Holder pursuant to this Agreement; provided, that for claims arising out of any fraud or intentional misrepresentation (in each case, made with intention to deceive) by a particular Effective Time Holder, such Effective Time Holder shall be liable for any such claim solely with respect to such Effective Time Holder’s fraud or intentional misrepresentation (in each case, made with intention to deceive) in its entirety, and there shall be no cap with respect to such Effective Time Holder on such claims.

8.3    Period for Claims. Except as set forth below, the period during which claims may be made (the “Claims Period”) for Indemnifiable Damages arising from or in connection with the Indemnifiable Matters shall commence at the Closing and terminate at 11:59 p.m. Pacific Time on the day that is 18 months following the Closing Date (the “Escrow Period”); provided, however, that the Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with any of the Special Matters shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations (such time period, the “Special Claims Period”). Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the conclusion of the Escrow Period as set forth in any unresolved or unsatisfied claim for Indemnifiable Damages specified in any Officer’s Certificate, which was properly delivered to the Effective Time Holders’ Agent prior to expiration of the Escrow Period pursuant to the terms of this Agreement, shall be retained by the Escrow Agent until such claim for Indemnifiable Damages has been resolved or satisfied. At the end of the Escrow Period, the remainder of the Escrow Fund, less any amounts remaining in respect of unresolved or unsatisfied claims pursuant to the previous sentence, shall be released and distributed to the Effective Time Holders promptly (and in any event within two (2) Business Days) in accordance with each such Effective Time Holder’s respective Pro Rata Percentage. With respect to any amounts retained following the expiration of the Escrow Period, such amounts shall be released to the Effective Time Holders based on their respective Pro Rata Percentages within two (2) Business Days following the resolution or satisfaction of such claim, net any amounts therefrom used to satisfy such Effective Time Holder’s indemnification obligations with respect to such claim, in accordance with this ARTICLE VIII. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.3 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.3 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.4     Other Limitations.

a.Notwithstanding anything to the contrary herein, the Effective Time Holders shall not be liable for any Indemnifiable Damages with respect to the matters set forth in Section 8.2 until the aggregate amount of all such Indemnifiable Damages exceeds $75,000 (the “Basket”), in which case the Effective Time Holders shall be liable for all Indemnifiable Damages (including the amount of the Basket); provided, however, that Damages attributable to the Special Matters shall not be subject to the Basket.

b.Payments by the Effective Time Holders pursuant to this ARTICLE VIII will be limited to the amount of any liability or damage that remains after deducting therefrom any insurance coverage and any indemnity, contribution or other similar payment actually received by any Indemnified Person in respect of any such claim; provided, however, that (i) any incremental costs and expenses (including, without limitation, increased premiums) incurred by any Indemnified Person in making any claims shall constitute “Indemnifiable Damages”, and (ii) no Indemnified Person shall have any obligation hereunder to use more than commercially reasonable efforts, at no material out of pocket expense, to pursue recovery under any insurance policy or any other indemnity, contribution or other similar third party payment.

c.Notwithstanding any other provision of this Agreement to the contrary, in no event will any Effective Time Holder be liable for any punitive, exemplary or non-foreseeable consequential damages in connection with any Indemnifiable Damages payable to the Indemnified Persons or to a third party or otherwise arising out of the conduct of such Effective Time Holder pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby and the definition of Indemnifiable Damages shall exclude punitive, exemplary or non-foreseeable consequential damages.

8.5    Claims. On or before the last day of the Escrow Period, Acquiror may deliver to the Effective Time Holders’ Agent and the Escrow Agent and, following the expiration of the Escrow Period, on or before the last day of the Special Claims Period, Acquiror may deliver to the Effective Time Holders’ Agent, a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):

a.stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquiror or any Subsidiary, which could give rise to Indemnifiable Damages);

b.stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquiror to be incurred, paid, reserved or accrued); and

c.specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Officer’s Certificate within the Escrow Period or Special Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Effective Time Holders are materially prejudiced thereby.
8.6    Resolution of Objections to Claims.

a.If the Effective Time Holders’ Agent objects in writing to any claim or claims by Acquiror made in any Officer’s Certificate within the 40-day period following delivery of such Officer’s Certificate, Acquiror and the Effective Time Holders’ Agent shall attempt in good faith for forty-five (45) days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Effective Time Holders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute the Escrow Cash from the Escrow Fund in accordance with the terms of such memorandum.

b.If no such agreement can be reached during the 45-day period for good faith negotiation, then upon the expiration of such 45-day period, either Acquiror or the Effective Time Holders’ Agent may submit the dispute to mandatory, final and binding arbitration to be held in the county of Santa Clara, in the State of California. The dispute shall be resolved in accordance with Section 9.9 below and the decision of the arbitrator as to the validity and amount of any claim in the relevant Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement. The Escrow Agent shall be entitled to act in accordance with any such decision and the Escrow Agent shall distribute the Escrow Cash from the Escrow Fund in accordance with the terms of such decision.

c.For purposes of this Section 8.6, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrator awards Acquiror more than one-half (1/2) of the amount in dispute; otherwise, the Effective Time Holders shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of Judicial Arbitration & Mediation Services/EnDispute or its successor (“J.A.M.S.”) and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

8.7    Effective Time Holders’ Agent.

a.At the Closing, Fortis Advisors LLC shall be constituted and appointed as the Effective Time Holders’ Agent. For purposes of this Agreement, the term “Effective Time Holders’ Agent” shall mean the agent for and on behalf of the Effective Time Holders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) object to such claims pursuant to Section 8.6; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims solely to the extent of funds available in the Escrow Fund; and (iv) take all actions necessary or appropriate in the judgment of the Effective Time Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; provided, however, that the Effective Time Holders’ Agent’s authority to consent or agree to any settlement or liability of the Effective Time Holders shall be limited to funds available in the Escrow Fund (the “Authority Limitation”). The Person serving as the Effective Time Holders’ Agent may be replaced from time to time by a vote of the Effective Time Holders previously holding a majority amount deposited in escrow as of the Closing. No bond shall be required of the Effective Time Holders’ Agent.

b.Certain Effective Time Holders have entered into a letter agreement with the Effective Time Holders’ Agent to provide direction to the Effective Time Holders’ Agent in connection with the performance of its services under this Agreement (such Effective Time Holders hereinafter referred to as the “Advisory Group”). To the maximum extent permissible by applicable law, neither the Effective Time Holders’ Agent, its members, managers, directors, officers, agents and employees nor any member of the Advisory Group, shall not be liable to any Effective Time Holder for any act done or omitted hereunder as the Effective Time Holders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Holders shall jointly and severally indemnify the Effective Time Holders’ Agent, its members, managers, directors, officers, agents and employees and members of the Advisory Group, and hold them harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Effective Time Holders’ Agent, its members, managers, directors, officers, agents and employees and members of the Advisory Group, and arising out of or in connection with the acceptance or administration of his or her duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Effective Time Holders’ Agent, its members, managers, directors, officers, agents and employees and members of the Advisory Group. The Effective Time Holders acknowledge that in all questions arising under this Agreement or the transactions contemplated hereby, the Effective Time Holders’ Agent or any member of the Advisory Group may rely in good faith on the advice of counsel, accountants or other skilled persons, and the Effective Time Holders’ Agent will not be liable to any Effective Time Holder or any other Person for anything done, omitted or suffered in good faith by the Effective Time Holders’ Agent based on such advice of counsel, accountants or other skilled persons, as the case may be, so long as such counsel, accountants or other skilled persons were selected with reasonable care. The Effective Time Holders acknowledge that no provision of this Agreement nor any of the transactions contemplated hereby shall require the Effective Time Holders’ Agent to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or any of the transactions contemplated hereby and, if the Effective Time Holders’ Agent is required to do so, such expenses shall be promptly reimbursed by the Effective Time Holders in accordance with Section 8.7(c) below.

c.The Effective Time Holders’ Agent, its members, managers, directors, officers, agents and employees, and the Advisory Group, shall be indemnified, defended and held harmless by the Effective Time Holders from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including reasonable legal fees and disbursements and costs and including costs incurred in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (“Effective Time Holders’ Agent Expenses”) arising from, based upon or with respect to the Effective Time Holders’ Agent’s execution and performance of this Agreement or any of the transactions contemplated hereby, or otherwise in connection with acting as the Effective Time Holders’ Agent, in each case as such Effective Time Holders’ Agent Expense is incurred. Any such Effective Time Holders’ Agent Expense shall be recovered first, from the Expense Fund, second, from any distribution of the Escrow Fund otherwise distributable to the Effective Time Holders pursuant to the terms hereof and the Escrow Agreement at the time of distribution (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) at the end of the Escrow Period, and third, directly from the Effective Time Holders, jointly and severally, on a pro rata basis based on their respective Pro Rata Percentages set forth on the Spreadsheet; provided, however, that no Effective Time Holder shall be liable to the Effective Time Holders’ Agent for any amount in excess of (50%) of the portion of the Total Merger Consideration received by such Effective Time Holder pursuant to this Agreement. All of the immunities granted to the Effective Time Holders’ Agent and the Advisory Group under this Agreement shall survive the resignation or removal of Effective Time Holders’ Agent or any member of the Advisory Group, and all of the immunities and powers granted to the Effective Time Holders’ Agent and the Advisory Group under this Agreement shall survive the Closing and/or any termination of this Agreement.

d.Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Effective Time Holders’ Agent that is within the scope of the Effective Time Holders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Holders and shall be final, binding and conclusive upon each such Effective Time Holder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Effective Time Holders.

e.To the extent the Effective Time Holders’ Agent receives documents, spreadsheets or other forms of information from any party and the Effective Time Holders’ Agent is required to deliver any such document, spreadsheet or other form of information to another party, the Effective Time Holders’ Agent is not responsible for the content of such materials, nor is the Effective Time Holders’ Agent responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information. The Effective Time Holders’ Agent shall be entitled to rely upon the Spreadsheet provided to it setting forth any apportionment or distribution of payments required to be made pursuant to this Agreement.

f.All of the immunities and powers granted to the Effective Time Holders’ Agent under this Agreement shall survive the Closing and any termination of this Agreement and the Escrow Agreement. The grant of authority provided for in this Article: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Effective Time Holders and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Effective Time Holders of the whole or any fraction of his, her or its interest in the Escrow Fund.

g.Upon the Closing, Acquiror shall wire to the Effective Time Holders’ Agent $200,000 (the “Expense Fund”) (pursuant to wire instructions provided to Acquiror), which shall be held by the Effective Time Holders’ Agent as agent and for the benefit of the Effective Time Holders in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Effective Time Holders’ Agent for, any expenses or losses incurred pursuant to this Agreement, the Escrow Agreement or any Effective Time Holders’ Agent engagement agreement. The Effective Time Holders’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Effective Time Holders shall not receive interest or other earnings on amounts in the Expense Fund and the Effective Time Holders irrevocably transfer and assign to the Effective Time Holders’ Agent any ownership right that they may have in any interest that may accrue on amounts in the Expense Fund. The Effective Time Holders acknowledge that the Effective Time Holders’ Agent is not providing any investment supervision, recommendations or advice. The Effective Time Holders’ Agent shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the later of (i) the day after the date that is 18 months following the Closing Date or (ii) the final resolution of any indemnification claims, the Effective Time Holders’ Agent shall distribute the remaining Expense Fund (if any) to the Escrow Agent for further distribution to the Stockholders in accordance with their relative Pro Rata Percentage. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Effective Time Holders at the time of Closing. The Effective Time Holders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting obligations hereunder.

8.8    Third-Party Claims. In the event that Acquiror becomes aware of a third-party claim which Acquiror believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages to the extent it is determined that Acquiror is entitled to indemnification pursuant to Section 8.2. The Effective Time Holders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Effective Time Holders’ Agent, such consent not to be unreasonably, withheld, conditioned or delayed, and which shall be deemed to have been given unless the Effective Time Holders’ Agent shall have objected within thirty (30) days after a written request for such consent by Acquiror, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter subject to the Authority Limitation. In the event that the Effective Time Holders’ Agent has consented to any such settlement or resolution, neither the Effective Time Holders’ Agent nor the Effective Time Holders shall have any power or authority to object under this Section 8.8 or any other provision of this ARTICLE VIII to the amount of any claim by or on behalf of any

Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution (solely to the extent of the funds available in Escrow Fund).

ARTICLE IX

General Provisions

9.1    Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), and the other certificates contemplated hereby (and the indemnification obligations of the Company relating thereto) shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the day after the date that is 18 months following the Closing Date, provided, that the foregoing shall not apply to the matters subject to the Special Claims Period pursuant to Section 8.3, which matters shall survive in accordance with the Special Claims Period. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall survive until 11:59 p.m. Pacific Time on the day after the date that is 18 months following the Closing Date. If the Merger is consummated, all covenants of the Company shall expire and be of no further force or effect as of the Closing; provided, however, that no right to indemnification pursuant to ARTICLE VIII in respect of any claim based upon any breach of a covenant prior to the Closing shall be affected by the expiration of such covenant (subject to the limitations set forth in this Agreement).

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)if to Acquiror or Merger Sub, to:

Proofpoint, Inc.
892 Ross Drive
Sunnyvale, CA 94089
Attn:     Chief Executive Officer
General Counsel
Facsimile No.: (408) 517-4711
Telephone No.: (408 517-4710

with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041

Attention:	Kris S. Withrow
Scott A. Behar
Facsimile No.: (650) 938-5200
Telephone No.: (650) 335-7122

(ii)if to the Company or Effective Time Holders’ Agent, to:
Fortis Advisors LLC
Attention: Notice Department
Facsimile No.: (858) 408-1843
Email: notices@fortisrep.com
9.3    Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.5    Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE VIII is intended to benefit Indemnified Persons, Section 5.2 is intended to benefit the D&O Indemnified Parties and Section 8.7(b) is intended to benefit the Effective Time Holders’ Agent) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, Acquiror may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale or all or substantially all of its assets or other change in control transaction.

9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8    Remedies Cumulative; No Other Representations and Warranties. Indemnification pursuant to ARTICLE VIII of this Agreement shall be the Indemnified Persons’ sole and exclusive remedy with respect to monetary damages relating to this Agreement or the transactions contemplated herein. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Each of Acquiror and Merger Sub acknowledges that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article II, in the Company Disclosure Schedule and in the Ancillary Agreements, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in Article II, in the Company Disclosure Schedule and in the Ancillary Agreements.

9.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law. Subject to Sections 9.9(h) and 9.9(i) below, any dispute hereunder (“Dispute”) shall be settled by arbitration in the county of Santa Clara, California, and, except as herein specifically stated, in accordance with the J.A.M.S. Streamlined Arbitration Rules and Procedures then in effect (the “J.A.M.S. Rules”). The arbitration provisions of this Section 9.9 shall govern over any conflicting rules that may now or hereafter be contained in the J.A.M.S. Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

a.Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by J.A.M.S., but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

b.Selection of Arbitrator. The parties will cooperate with J.A.M.S. in promptly selecting from a list of arbitrators who are lawyers familiar with California contract law one (1) arbitrator from the J.A.M.S. panel of neutrals; provided, however, that (i) such arbitrator cannot work for a firm then performing services for either party, and (ii) each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish. In the event that the parties cannot agree on an arbitrator within three (3) Business Days after either party’s issuance of a written demand for arbitration, J.A.M.S. will select the arbitrator.

c.Payment of Costs. The Acquiror and the Effective Time Holders’ Agent (on behalf of the Company Stockholders) will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined pursuant to Section 8.6, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

d.Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

e.Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

f.Terms of Arbitration. The arbitrator chosen in accordance with the provisions of this Section 9.9 will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.

g.Confidentiality. At the request of any party, the mediators, arbitrators, attorneys, parties to the mediation or arbitration, witnesses, experts, court reporters, or other persons present at a mediation or arbitration shall agree in writing to maintain the strict confidentiality of the proceedings.

h.Emergency Relief. A party may apply either to a court of competent jurisdiction, or to an arbitrator if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim in accordance with this Section 9.9. The appointment of an arbitrator does not preclude a party from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

i.Exclusive Remedy. Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

9.10    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Signature Pages Next]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Effective Time Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
PROOFPOINT, INC.

By: /S/ GARY STEELE
Name: GARY STEELE
Title: CEO

SAINT ACQUISITION CORP.

By: /S/ GARY STEELE
Name: GARY STEELE
Title: PRESIDENT

SENDMAIL, INC.

By: /S/ GLEN D. VONDRICK
Name: GLEN D. VONDRICK
Title: CEO

FORTIS ADVISORS LLC, AS EFFECTIVE TIME HOLDERS’ AGENT

By: /S/ RYAN SIMKIN
Name: RYAN SIMKIN
Title: MANAGING DIRECTOR

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]